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                                                                    EXHIBIT 11.1
                 GENERAL NUTRITION COMPANIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET EARNINGS PER SHARE

      Primary earnings per share is computed by dividing net earnings by the weighted average number of common shares and common stock equivalents outstanding. Fully diluted earnings per share further assumes the issuance of additional shares of common stock and the elimination of tax effected interest expense for the conversion of convertible debentures.

                                                                        12 Weeks                     12 Weeks
                                                                          Ended                       Ended
                                                                        April 27,                    April 29,
                                                                          1996                          1995
                                                                        ----------                  -----------
                                                                         (In thousands, except per share data)
Net earnings available for common shares ..................             $ 20,178                    $ 15,101
                                                                        ========                    ========

Elimination of tax effected interest expense on convertible
  debt for fully diluted per share calculations ...........             $     --                    $    406
                                                                        ========                    ========

Common stock ..............................................               89,563                      76,864
Outstanding warrants ......................................                   --                       1,366
Outstanding options .......................................                2,643                       2,112
                                                                        --------                    --------
Primary weighted average common shares ....................               92,206                      80,342
                                                                        ========                    ========

Common stock ..............................................               89,563                      76,864
Outstanding warrants ......................................                   --                       1,366
Outstanding options .......................................                2,647                       2,112
Conversion of convertible debt into common stock ..........                   --                       8,196
                                                                        --------                    --------
Fully diluted weighted average common shares ..............               92,210                      88,538
                                                                        ========                    ========

Primary earnings per share ................................             $   0.22                    $   0.19
                                                                        ========                    ========

Fully diluted earnings per share ..........................             $   0.22                    $   0.18
                                                                        ========                    ========